                                                                       EXHIBIT 5

                                October 28, 1997

Norton McNaughton, Inc.
463 Seventh Avenue
New York, New York  10018

Dear Sir or Madam:

            We have acted as counsel for Norton McNaughton, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 being filed by the Company under the Securities Act of 1933, as amended, with respect to 640,000 shares (the "Stock Option Shares") of the Company's common stock, $.01 par value, which have been or are to be offered to certain executives of ME Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company ("MEAC"), pursuant to the MEAC Bonus Plan for Senior Executives and to each of Stuart Bregman, Howard Zwilling, Roberta Ciacci, Samuel Glaser, Elizabeth Moser and Kenny Tse pursuant to their respective Employment Agreements dated as of August 29, 1997 with the Company (collectively, the "Stock Option Plan").

            In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that in our opinion:

            (1) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; and

            (2) the Stock Option Shares have been duly and validly authorized and, when issued and paid

Norton McNaughton, Inc.
October 28, 1997
Page 2


                  for in accordance with the terms of the Stock Option Plan, and stock options duly granted or to be granted thereunder, will be validly issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement.

                                Very truly yours,


                               /s/ Haythe & Curley